UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 24, 2015

SUTOR TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-33959	87-0578370

(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 8, Huaye Road

Dongbang Industrial Park

Changshu, China 215534

(Address of Principal Executive Offices)

(86) 512-52680988

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On April 24, 2015, Sutor Technology Group Limited (the “Company”) held the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) in Changshu, China. Holders of the Company’s common stock at the close of business on March 10, 2015 (the “Record Date”) were entitled to vote at the Annual Meeting. As of the Record Date, there were 41,771,429 outstanding shares of common stock entitled to vote. A total of 37,807,626 shares of common stock (90.51%), constituting a quorum, were represented in person or by valid proxies at the Annual Meeting.

The stockholders voted on two proposals at the Annual Meeting. The proposals are described in detail in the Company’s proxy statement dated March 13, 2015 and the relevant portions of which are incorporated herein by reference. The final results for the votes regarding each proposal are set forth below. A copy of the press release announcing the results of the Annual Meeting is attached to this report as Exhibit 99.1.

Proposal 1: The Company’s stockholders elected five directors to the Board of Directors of the Company to serve for a one year term until the 2016 annual meeting of stockholders. The votes regarding this proposal were as follows:

	Votes For	Votes Against	Abstentions	Non-Votes
Lifang Chen	31,424,037	49,579	18,375	6,315,635
Jun Xu	31,386,292	87,074	18,625	6,315,635
Lin Yang	31,399,872	73,494	18,625	6,315,635
Guoyou Shao	31,412,192	59,474	20,325	6,315,635
Xinchuang Li	31,372,272	85,594	34,125	6,315,635

Proposal 2: The Company’s stockholders ratified the selection of BDO China Shu Lun Pan Certified Public Accountants LLP, as the Company’s independent registered accounting firm for the fiscal year ending June 30, 2015. The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstentions
37,534,139	56,506	216,981

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release, dated April 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutor Technology Group Limited

Date: April 27, 2015

/s/ Lifang Chen
Chief Executive Officer